                                                                    EXHIBIT 99.1



                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES







                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                       AND

      MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS





                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION


When we make statements containing projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, transactions for the sale of parts of our operations and financings related thereto, when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

In addition to the matters described in this report and the exhibits attached hereto, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

     o Changes in laws and regulations, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

     o The outcome of pending lawsuits, governmental proceedings and investigations;

     o The effects of competition, including the extent and timing of the entry of additional competitors in our markets;

     o    Liquidity concerns in our markets;

     o    Our pursuit of potential business strategies;

     o The timing and extent of changes in commodity prices and interest rates;

     o The availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

     o Weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

     o Financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

     o The creditworthiness or bankruptcy or other financial distress of our counterparties;

     o    Actions by rating agencies with respect to us or our competitors;

     o    Acts of terrorism or war;

     o    The availability and price of insurance;

     o    Political, legal, regulatory and economic conditions and developments;
          and

     o The successful operation of deregulating power markets; the reliability of the systems, procedures and other infrastructure necessary to operate our retail electric business, including the systems owned and operated by the independent system operator in ERCOT;

     o The resolution of the refusal by certain California market participants to pay our receivables balances and the resolution of the refund methodologies; and

     o The outcome of regulatory approval processes relating to the pending sale of our European energy operations (including the impact of these processes under the terms and conditions of the Share Purchase Agreement relating to the disposition of these operations) and the consequences of a significant delay in the consummation of, or the termination of, the Share Purchase Agreement relating to these operations.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

                                TABLE OF CONTENTS



Consolidated Interim Financial Statements of Orion Power Holdings, Inc. and Subsidiaries:

     Consolidated Statements of Operations (unaudited)
         For the three months ended September 30, 2002 and 2003...................................................1

         For the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002 and for the nine months ended September 30, 2003..............................2

     Consolidated Balance Sheets (unaudited)
          December 31, 2002 and September 30, 2003................................................................3

     Consolidated Statements of Cash Flows (unaudited)
         For the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002 and for the nine months ended September 30, 2003..............................4

     Notes to Unaudited Consolidated Interim Financial Statements.................................................5


Management's Narrative Analysis of Financial Condition and Results of Operations.................................20

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                           FOR THE THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                          ----------------------------
                                                               2002            2003
                                                          ------------    ------------
REVENUES:
   Operating revenues .................................   $    409,585    $    397,950
   Operating revenues -- affiliates ...................         11,055           6,166
                                                          ------------    ------------
     Total ............................................        420,640         404,116

OPERATING EXPENSES:
   Fuel ...............................................         89,160          80,037
   Fuel -- affiliates .................................         40,961          71,751
   Purchased power ....................................          2,433           4,585
   Purchased power -- affiliates ......................         23,665           7,443
   Operations and maintenance .........................         57,011          49,415
   General, administrative and development (note 3) ...         10,685          19,894
   Taxes other than income taxes ......................         18,023          18,875
   Goodwill impairment ................................             --         585,000
   Depreciation and amortization ......................         38,716          41,895
                                                          ------------    ------------
     Total ............................................        280,654         878,895
                                                          ------------    ------------

OPERATING INCOME (LOSS) ...............................        139,986        (474,779)

INTEREST AND OTHER INCOME .............................          1,719           2,566

INTEREST EXPENSE ......................................        (39,931)        (36,381)
                                                          ------------    ------------

INCOME (LOSS) BEFORE INCOME TAXES .....................        101,774        (508,594)

INCOME TAX EXPENSE ....................................         40,404          28,783
                                                          ------------    ------------
NET INCOME (LOSS) .....................................   $     61,370    $   (537,377)
                                                          ============    ============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                  ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)


                                                   FORMER ORION     |              CURRENT ORION
                                                ------------------  |  ----------------------------------------
                                                  JANUARY 1, 2002   |   FEBRUARY 20, 2002      FOR THE NINE
                                                      THROUGH       |       THROUGH            MONTHS ENDED
                                                 FEBRUARY 19, 2002  |   SEPTEMBER 30, 2002   SEPTEMBER 30, 2003
                                                ------------------  |   ------------------    ------------------
                                                                    |
REVENUES:                                                           |
   Operating revenues .......................   $          122,408  |   $          810,370    $          926,858
                                                ------------------  |   ------------------    ------------------
   Operating revenues -- affiliates .........                   --  |               13,724                23,939
                                                ------------------  |   ------------------    ------------------
     Total ..................................              122,408  |              824,094               950,797
                                                                    |
OPERATING EXPENSES:                                                 |
   Fuel .....................................               43,282  |              177,537               232,967
   Fuel -- affiliates .......................                   --  |               70,245               115,106
   Purchased power ..........................                3,232  |                9,554                13,605
   Purchased power -- affiliates ............                   --  |               38,792                19,690
   Operations and maintenance ...............               22,419  |              113,523               156,387
   General, administrative and development                          |
      (note 3) ..............................               86,188  |               24,934                69,227
   Taxes other than income taxes ............                8,576  |               42,967                52,965
   Goodwill impairment ......................                   --  |                   --               585,000
   Depreciation and amortization ............               25,530  |               92,197               116,088
                                                ------------------  |   ------------------    ------------------
     Total ..................................              189,227  |              569,749             1,361,035
                                                ------------------  |   ------------------    ------------------
                                                                    |
OPERATING (LOSS) INCOME .....................              (66,819) |              254,345              (410,238)
                                                                    |
INTEREST AND OTHER INCOME ...................                1,101  |                4,091                 3,470
                                                                    |
INTEREST EXPENSE ............................              (25,067) |              (93,329)             (109,739)
                                                ------------------  |   ------------------    ------------------
                                                                    |
(LOSS) INCOME BEFORE INCOME TAXES ...........              (90,785) |              165,107              (516,507)
                                                                    |
INCOME TAX (BENEFIT) EXPENSE ................              (38,611) |               63,088                21,416
                                                ------------------  |   ------------------    ------------------
(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF                           |
   ACCOUNTING CHANGE ........................              (52,174) |              102,019              (537,923)
                                                ------------------  |   ------------------    ------------------
   Cumulative effect of accounting change,                          |
      net of tax ............................                   --  |                   --                 2,121
                                                ------------------  |   ------------------    ------------------
NET (LOSS) INCOME ...........................   $          (52,174) |   $          102,019    $         (535,802)
                                                ==================  |   ==================    ==================

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                    DECEMBER 31,    SEPTEMBER 30,
                                                                                        2002            2003
                                                                                   -------------    -------------
                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ....................................................   $       7,400    $       8,299
  Restricted cash ..............................................................         199,830          206,279
  Accounts receivable, net of allowance for bad debts of $1,939 and $7,933 .....         112,535          125,971
  Income taxes receivable ......................................................          47,364           40,047
  Fuel inventories .............................................................          29,028           35,898
  Materials and supplies .......................................................          32,124           34,062
  Accumulated deferred income taxes ............................................          53,095           35,862
  Derivative assets ............................................................           8,762           14,572
  Prepaid insurance and property taxes .........................................          14,535           29,144
   Other current assets ........................................................          12,496            8,032
                                                                                   -------------    -------------
Total current assets ...........................................................         517,169          538,166
                                                                                   -------------    -------------
Property, plant and equipment, gross ...........................................       3,895,078        3,938,776
Accumulated depreciation .......................................................        (110,451)        (206,127)
                                                                                   -------------    -------------
PROPERTY, PLANT AND EQUIPMENT, NET .............................................       3,784,627        3,732,649
                                                                                   -------------    -------------
OTHER ASSETS:
  Derivative assets ............................................................           7,286            8,536
  Other intangibles, net of accumulated amortization of $53,389 and $96,116 ....         434,899          433,278
  Goodwill, net ................................................................         986,037          395,079
  Deferred financing fees, net of accumulated amortization of $1,455 and
    $8,741 .....................................................................          25,808           19,868
  Restricted cash ..............................................................              --            8,656
  Other ........................................................................           6,279            5,059
                                                                                   -------------    -------------
Total other assets .............................................................       1,460,309          870,476
                                                                                   -------------    -------------
TOTAL ASSETS ...................................................................   $   5,762,105    $   5,141,291
                                                                                   =============    =============

                    LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt and short-term borrowings ..................   $     454,244    $     385,501
  Accounts payable .............................................................          44,937           37,241
  Payable to affiliates, net ...................................................           7,930            5,778
  Accrued expenses .............................................................          35,898           22,739
  Accrued interest .............................................................          18,800           26,786
  Derivative liabilities .......................................................          25,479           21,247
                                                                                   -------------    -------------
Total current liabilities ......................................................         587,288          499,292
                                                                                   -------------    -------------
LONG-TERM DEBT .................................................................       1,724,095        1,693,367
OTHER LIABILITIES:
   Accumulated deferred income taxes ...........................................         385,628          402,185
   Derivative liabilities ......................................................          27,153           23,741
   Contractual obligations .....................................................          85,715           50,161
   Other .......................................................................          80,393           72,600
                                                                                   -------------    -------------

Total other liabilities ........................................................         578,889          548,687
                                                                                   -------------    -------------
Total liabilities ..............................................................       2,890,272        2,741,346
                                                                                   -------------    -------------
COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDER'S EQUITY:
  Common stock: $1.00 par value; 1,000 shares authorized, issued and
    outstanding at December 31, 2002 and September 30, 2003 ....................               1                1
  Additional paid-in capital ...................................................       3,152,701        3,208,743
  Accumulated other comprehensive loss .........................................         (23,453)         (15,581)
  Retained deficit .............................................................        (257,416)        (793,218)
                                                                                   -------------    -------------
Total stockholder's equity .....................................................       2,871,833        2,399,945
                                                                                   -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY .....................................   $   5,762,105    $   5,141,291
                                                                                   =============    =============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                        FORMER ORION     |               CURRENT ORION
                                                                      -----------------  |  ---------------------------------------
                                                                       JANUARY 1, 2002   |   FEBRUARY 20, 2002      FOR THE NINE
                                                                           THROUGH       |        THROUGH           MONTHS ENDED
                                                                      FEBRUARY 19, 2002  |  SEPTEMBER 30, 2002   SEPTEMBER 30, 2003
                                                                      -----------------  |  ------------------   ------------------
                                                                                         |
CASH FLOWS FROM OPERATING ACTIVITIES:                                                    |
Net (loss) income .................................................   $         (52,174) |  $          102,019   $         (535,802)
Adjustments to reconcile net (loss) income to net cash provided by                       |
  (used in) operating activities:                                                        |
  Equity contribution of general and administrative costs from                           |
    stockholder ...................................................                  --  |                  --               41,000
  Cumulative effect of accounting change, net of tax ..............                  --  |                  --               (2,121)
  Goodwill impairment .............................................                  --  |                  --              585,000
  Deferred income taxes ...........................................              (4,787) |             145,637               26,703
  Deferred compensation ...........................................               1,763  |                  --                   --
  Amortization of deferred financing fees .........................               2,633  |                  --                7,287
  Amortization of contractual rights and obligations, net .........                  --  |             (50,129)              (7,997)
  Amortization of revaluation of swaps and debt ...................                  --  |             (21,640)             (21,225)
  Loss (gain) on derivative financial instruments .................              12,065  |               3,177               (1,248)
  Depreciation and amortization ...................................              25,530  |              92,197              116,088
  Change in assets and liabilities:                                                      |
    Restricted cash ...............................................              86,339  |            (129,349)             (15,105)
    Accounts receivable, net ......................................             (50,375) |              33,192              (13,436)
    Fuel inventories and materials and supplies ...................                (539) |             (14,629)              (8,808)
    Prepaid insurance and property taxes and other current assets .             (44,279) |             (12,370)             (13,542)
    Other assets ..................................................             (40,431) |               4,499              (39,022)
    Accounts payable ..............................................              26,041  |             (27,141)              (7,912)
    Payable/receivable to affiliates, net .........................                  --  |               8,189               (2,111)
    Accrued expenses ..............................................             (10,958) |             (48,243)             (11,962)
    Income taxes receivable .......................................                  --  |             (71,698)               7,317
    Other long-term liabilities ...................................              45,802  |             (28,610)              (3,363)
    Deferred revenue ..............................................                (517) |                  --                   --
    Accrued interest ..............................................              16,738  |              (3,112)               7,986
                                                                      -----------------  |  ------------------   ------------------
      Net cash provided by (used in) operating activities .........              12,851  |             (18,011)             107,727
                                                                      -----------------  |  ------------------   ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:                                                    |
   Purchases of property, plant and equipment in operations .......             (49,642) |             (79,283)             (42,788)
                                                                      -----------------  |  ------------------   ------------------
      Net cash used in investing activities .......................             (49,642) |             (79,283)             (42,788)
                                                                      -----------------  |  ------------------   ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:                                                    |
  Issuance of common stock, net ...................................                 491  |                  --                   --
  Contributions from stockholder ..................................                  --  |             248,817               15,000
  Payments on deferred financing fees .............................                (100) |                  --                 (589)
  Payments on officers' notes receivable ..........................               3,736  |                  --                   --
  Proceeds from long-term debt ....................................               2,000  |                  --                   --
  Payments on long-term debt ......................................             (76,758) |            (303,728)             (72,451)
  Increase (decrease) in short-term borrowings and revolving                             |
    working capital facilities, net ...............................              17,000  |              69,200               (6,000)
                                                                      -----------------  |  ------------------   ------------------
      Net cash (used in) provided by financing activities .........             (53,631) |              14,289              (64,040)
                                                                      -----------------  |  ------------------   ------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS ...........................             (90,422) |             (83,005)                 899
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ....................             183,719  |              93,297                7,400
                                                                      -----------------  |  ------------------   ------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ..........................   $          93,297  |  $           10,292   $            8,299
                                                                      =================  |  ==================   ==================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:                                        |
Cash payments:                                                                           |
  Interest expense (net of amounts capitalized) ...................   $           5,634  |  $          112,547   $          114,833
                                                                      =================  |  ==================   ==================
  Income taxes paid (net of income tax refunds received) ..........                  65  |                  --              (12,595)
                                                                      =================  |  ==================   ==================

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

(1)  BACKGROUND AND BASIS OF PRESENTATION

     In this quarterly report we refer to Orion Power Holdings, Inc. (Orion Power), a Delaware corporation, and its subsidiaries as "we," "us," or "our," unless we specify or the context clearly indicates otherwise. Included in this quarterly report are our consolidated interim financial statements and notes (interim financial statements). The interim financial statements are unaudited, omit certain financial statement disclosures that are required to be included in our annual consolidated financial statements and notes and should be read in conjunction with our annual consolidated financial statements and notes filed in Reliant Resources, Inc.'s (Reliant Resources) Current Report on Form 8-K on April 16, 2003 (Reliant Resources Form 8-K).

     On February 19, 2002, Orion Power was acquired by merger (the Merger) by a wholly-owned subsidiary of Reliant Resources. The transaction resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand. As a result of the Merger, we became a wholly-owned subsidiary of Reliant Resources.

BASIS OF PRESENTATION

     These interim financial statements present the results of operations for the periods from January 1, 2002 through February 19, 2002 (the date that Reliant Resources acquired Orion Power), February 20, 2002 through September 30, 2002 and for the nine months ended September 30, 2003. Within these interim financial statements, "Current Orion" and "Former Orion" refer to Orion Power after and before, respectively, the Merger.

     The fair value adjustments related to the Merger, which have been pushed down to us from Reliant Resources, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. For additional information regarding the Merger, see note 5.

     The interim financial statements include the accounts of Orion Power and its subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

    Each of Liberty Electric PA, LLC (Liberty), Liberty Electric Power, LLC
(LEP), Orion Power New York, L.P. (Orion NY), Orion Power New York LP, LLC, Orion Power New York GP, Inc., Astoria Generating Company, L.P. (Astoria), Carr Street Generating Station, L.P. (Carr Street), Erie Boulevard Hydropower, L.P. (Erie Boulevard), Orion Power MidWest, L.P. (Orion MidWest), Orion Power MidWest LP, LLC, Orion Power MidWest GP, Inc., Twelvepole Creek, LLC and Orion Power Capital, LLC (Orion Capital) is a separate legal entity and has its own assets.

    These interim financial statements reflect a change in method to comply with SEC requirements applied by Reliant Resources and its wholesale energy segment in allocating corporate, support services and other common costs to us. The financial statements, related notes and management's narrative analysis of financial condition and results of operations for the quarterly periods ended March 31, 2003 and June 30, 2003, originally furnished on Reliant Resources' Current Reports on Form 8-K filed on May 16, 2003 and August 14, 2003, respectively, do not reflect this methodology and have been retroactively restated in these interim financial statements to reflect this change.

    Previously, our financial statements, related notes and management's narrative analysis of financial condition and results of operations reflected an allocation of corporate, support services and other common costs based on the contractual agreements between us and certain of Reliant Resources' other subsidiaries. These contractual agreements contain a fixed fee for certain services, which limit the amount that can be paid. Corporate, support services and other common costs were allocated to the operating entities of Reliant Resources' wholesale energy segment, excluding us, based on each entity's labor costs to the total labor costs of those operating entities. The difference in allocation methodologies to us and the other operating entities of the wholesale energy segment is permitted under Statement of Financial Accounting Standards No. 57, "Related Party Disclosures" (SFAS No. 57). While SFAS No. 57 does not require allocation of parent expenses to a subsidiary's stand-alone financial statements, it does require that all related party

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

transactions be disclosed even if the accounting records recognized no amounts or nominal amounts, which we included in our interim consolidated financial statements.

    The Securities and Exchange Commission (SEC) addresses allocation of expenses in the financial statements of subsidiaries, which are registrants, in its Staff Accounting Bulletin No. 55 (SAB No. 55). SAB No. 55 states that the SEC staff believes that the historical income statements of a registrant should reflect all of its costs of doing business. SAB No. 55 contemplates that specific identification of expenses to subsidiaries is not practical in all situations, and therefore allows a reasonable method of allocating common expenses.

     The consolidated interim financial statements and management's narrative analysis of financial condition and results of operations included herein, reflect an allocation of corporate, support services and other common costs to us on a basis consistent with the other operating entities of Reliant Resources' wholesale energy segment. Management believes the methodology applied is a reasonable method of allocating these costs and is in accordance with SAB No. 55 as compared with our prior method which did not comply with SEC requirements. This change in methodology has been reflected in our consolidated interim financial statements and management's narrative analysis of financial condition and results of operations for the quarterly period ended September 30, 2003 in anticipation of their incorporation by reference in future Registration Statements of Reliant Resources to be filed with the SEC on Forms S-3 and S-4. These allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. The excess of the revised allocated amount over the fixed amount that can be paid, as discussed above, has been recorded as a non-cash equity contribution to us from Reliant Resources. The revision had no impact on previously reported consolidated operating, investing and financing cash flows. See note 3.

     For each of the three months ended March 31 and June 30, 2003, the excess of the revised allocated amount over the fixed amount that can be paid was $16 million and $15 million, respectively, and has been recorded as a non-cash equity contribution to us from Reliant Resources. During the six month period ended June 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by Reliant Resources or its subsidiaries to us.

RECLASSIFICATIONS AND USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the consolidated statements of operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures, (d) acquisitions and dispositions of assets and (e) changes in interest expense. In addition, some amounts from the prior periods have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect earnings.

(2)  NEW ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements.

     SFAS No. 149. In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component, as discussed in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133). SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The implementation of SFAS No. 149 did not have a material impact on our consolidated financial statements.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

     FIN No. 46. In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN No. 46). The objective of FIN No. 46 is to achieve more consistent application of consolidation policies to variable interest entities and to improve comparability between enterprises engaged in similar activities. FIN No. 46 states that an enterprise must consolidate a variable interest entity if the enterprise has a variable interest that will absorb a majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 is effective immediately for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. FIN No. 46 requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN No. 46 is first applied or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated.

     We adopted FIN No. 46 on January 1, 2003. FIN No. 46 did not have any impact on our consolidated financial statements.

     The application of FIN No. 46 is still evolving as the FASB continues to address issues submitted for consideration. On October 9, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, "Effective Date of FASB Interpretation No. 46," which allows enterprises to defer the application date for variable interests or potential variable interests entities created before February 1, 2003 to the end of the first interim or annual period ending after December 15, 2003. We will continue to assess our adoption of FIN No. 46 and the application of clarified or revised guidance.

     EITF No. 03-11. In July 2003, the EITF issued EITF Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not "Held for Trading Purposes" As Defined in EITF Issue No. 02-03" (EITF No. 03-11). The EITF reached a consensus that realized gains and losses on derivative contracts not "held for trading purposes" should be reported either on a net or gross basis based on the relevant facts and circumstances. In analyzing these facts and circumstances, EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," should be applied. Reclassification of prior year amounts is not required. EITF No. 03-11 became effective October 1, 2003. We believe the application of EITF No. 03-11 could result in certain commodity hedging activities being reported on a net basis prospectively that were previously reported on a gross basis.

Other Accounting Pronouncements.

     SFAS No. 143. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No.
143). On January 1, 2003, we adopted the provisions of this statement. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, we recorded asset retirement obligations in connection with the respective business combinations. These obligations were recorded at their undiscounted estimated fair values on the dates of acquisition. Our asset retirement obligations primarily relate to environmental obligations related to ash site closures at our MidWest facilities. The impact of the adoption of SFAS No. 143 resulted in a gain of $2 million, net of tax of $2 million, which is reflected as a cumulative effect of an accounting change in our consolidated statement of operations for the nine months ended September 30, 2003. The unaudited proforma adjustments to reflect the retroactive adoption of SFAS No. 143 as if it had been adopted on January 1, 2002 are not presented, as they are immaterial.

     The impact of the adoption of SFAS No. 143 for our operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $1 million increase in the carrying values of property, plant and equipment, (b) a $44 thousand increase in accumulated depreciation of property, plant and equipment, (c) a $3 million decrease in asset retirement obligations and (d) a $2 million increase in deferred income tax liabilities.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

     The following table presents the detail of our asset retirement obligations, which are included in other long-term liabilities in our consolidated balance sheet (in thousands):

Balance at January 1, 2003......................    $        1,951
Accretion expense ..............................                87
                                                    --------------
Balance at September 30, 2003 ..................    $        2,038
                                                    ==============

     FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We adopted the initial recognition and measurement provisions of FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 had no impact to our historical consolidated financial statements, as existing guarantees were not subject to the measurement provisions. The adoption of FIN No. 45 did not have a material impact on our consolidated financial position or results of operations as of and for the three and nine months ended September 30, 2003. See note 9.

(3)  RELATED PARTY TRANSACTIONS

     The interim financial statements include significant transactions between us and Reliant Resources and its other subsidiaries. The majority of these transactions involve the purchase or sale of energy, capacity, ancillary services, fuel, emissions allowances or related derivatives or services (including transportation, transmission and storage services) by Reliant Energy Services, Inc. (RES), a wholly-owned subsidiary of Reliant Resources, from or to us. See note 3 to our annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for additional information regarding related party transactions. See note 9 regarding proceedings instituted by the Federal Energy Regulatory Commission (FERC) directing RES to show cause why its market-based rate authority should not be revoked and the related settlement thereof.

     Services Agreements. We are party to services arrangements with Reliant Energy Wholesale Service Company (REWSC), a wholly-owned subsidiary of Reliant Resources, and other of our affiliates. REWSC allocates certain support services costs to us based on our direct labor costs relative to the direct labor costs of other entities to which REWSC provides similar services. Management believes this method of allocation is reasonable. These allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. Orion MidWest and Orion NY may only pay a fixed amount for certain of these services due to contractual restrictions. The excess of the allocated amount over the fixed amount has been recorded as a non-cash equity contribution to us from Reliant Resources. For the three and nine months ended September 30, 2003, the amount of support services costs allocated to us on this basis by REWSC was $14 million and $52 million, respectively, of which, $4 million and $11 million, respectively, was billed to us and $10 million and $41 million, respectively, was recorded as a non-cash equity contribution from Reliant Resources. During the three and the nine months ended September 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by REWSC or Reliant Resources to us.

    On May 1, 2003 and November 1, 2003, Reliant Resources contributed $15 million and $20 million to Orion Power, respectively, as a partial funding of the semi-annual interest payment of $24 million on the senior notes due on each of May 1, 2003 and November 1, 2003.

     For a discussion regarding collateral postings by Reliant Resources made on our behalf, see note 9.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

(4)  COMPREHENSIVE INCOME (LOSS)

     The following tables summarize the components of total comprehensive income
(loss), net of tax:

                                                         FOR THE THREE MONTHS
                                                         ENDED SEPTEMBER 30,
                                                       ------------------------
                                                          2002            2003
                                                       ----------    ----------
                                                             (IN MILLIONS)
Net income (loss) ..................................   $       61    $     (537)
Other comprehensive income (loss), net of tax:
  Deferred (loss) gain from cash flow hedges .......          (23)            8
  Reclassification of net deferred loss from cash
    flow hedges realized in net income (loss) ......            2             2
                                                       ----------    ----------
Comprehensive income (loss) ........................   $       40    $     (527)
                                                       ==========    ==========


                                                          FORMER ORION                    CURRENT ORION
                                                        -----------------    ----------------------------------------
                                                         JANUARY 1, 2002      FEBRUARY 20, 2002       FOR THE NINE
                                                             THROUGH               THROUGH            MONTHS ENDED
                                                        FEBRUARY 19, 2002    SEPTEMBER 30, 2002    SEPTEMBER 30, 2003
                                                        -----------------    ------------------    ------------------
                                                          (IN MILLIONS)                   (IN MILLIONS)
Net (loss) income ...................................   $             (52)   $              102    $             (536)
Other comprehensive (loss) income, net of tax:
   Deferred (loss) gain from cash flow hedges .......                  (7)                  (36)                    1
   Reclassification of net deferred loss from cash
    flow hedges realized in net (loss) income .......                   4                     7                     7
                                                        -----------------    ------------------    ------------------
Comprehensive (loss) income .........................   $             (55)   $               73    $             (528)
                                                        =================    ==================    ==================

(5)  ACQUISITION

     In February 2002, Reliant Resources acquired all of our outstanding shares of common stock for an aggregate purchase price of $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand.

     Reliant Resources accounted for the acquisition as a purchase with assets and liabilities reflected at their estimated fair values. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill for $1.3 billion. The fair value adjustments have been pushed down to us from Reliant Resources and primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. These fair value adjustments were finalized in February 2003, based on final valuations of property, plant and equipment, intangible assets and other assets and obligations. There were no additional material modifications to the preliminary adjustments from December 31, 2002.

     The following table presents selected financial information and unaudited pro forma information for the period from January 1, 2002 through February 19, 2002, as if the acquisition had occurred on January 1, 2002:

                                              JANUARY 1, 2002 THROUGH
                                                 FEBRUARY 19, 2002
                                            -----------------------------
                                               ACTUAL        PRO FORMA
                                            -------------   -------------
                                                   (IN MILLIONS)
Total revenues............................  $         122   $         107
Net loss..................................            (52)            (56)

     These unaudited pro forma results, based on assumptions we deemed appropriate, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

acquisition by Reliant Resources had occurred on January 1, 2002. Purchase-related adjustments to the results of operations include the effects on revenues, fuel expense, depreciation and amortization, interest expense, interest income and income taxes. Adjustments that affected revenues and fuel expense were a result of the amortization of contractual rights and obligations relating to the applicable power and fuel contracts that were in existence at January 1, 2002. Such amortization included in the pro forma results above was based on the value of the contractual rights and obligations at February 19, 2002. The amounts applicable to 2002 were retroactively applied to January 1, 2002 through February 19, 2002, to arrive at the pro forma effect on those periods. The unaudited pro forma condensed interim financial information presented above reflects the acquisition by Reliant Resources in accordance with SFAS No. 141, "Business Combinations" (SFAS No. 141) and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142).

(6)  GOODWILL

     In July 2001, the FASB issued SFAS No. 142, which states that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and charged to results of operations in periods in which the recorded value of goodwill and certain intangibles with indefinite lives exceeds their fair values. We adopted the provisions of the statement effective January 1, 2002, and discontinued amortizing goodwill into our results of operations.

     SFAS No. 142 requires goodwill to be tested annually and between annual tests in certain circumstances. The date of our annual impairment test is as of November 1.

     A goodwill impairment test is performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeds the fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any.

    Our estimate of fair value used in our goodwill impairment analyses is determined using a combination of approaches, including an income approach based on a discounted cash flow analysis, a market approach based on transactions in the marketplace for comparable types of assets and a comparable public company approach. The fair values have been determined by management with the assistance of an independent appraiser. The income approach used in our analysis is a discounted cash flow analysis based on our internal plans and contains numerous assumptions made by management with the assistance of an independent appraiser, any of which if changed could significantly affect the outcome of the analysis.

    2002 Annual Goodwill Impairment Test. We performed our annual impairment test in 2002 effective November 1, 2002. Based on the fair values determined by management, with the assistance of an independent appraiser, we recorded an impairment of $338 million in the fourth quarter of 2002.

     July 2003 Goodwill Impairment Test. On July 9, 2003, Reliant Resources entered into a definitive agreement to sell a power generation plant, Desert Basin. The sale closed on October 15, 2003. The plant was not owned by Orion Power. As a result of the sale, in accordance with SFAS No. 142, Reliant Resources was required to allocate a portion of the goodwill in the wholesale energy reporting unit to the Desert Basin plant operations on a relative fair value basis as of July 2003 in order to compute the gain or loss on disposal. SFAS No. 142 also required Reliant Resources to test the recoverability of goodwill in the remaining wholesale energy reporting unit as of July 2003. As a result of Reliant Resources' impairment analysis, we concluded that it was more likely than not that our goodwill was impaired, which required us to test the recoverability of our goodwill.

     As a result of the July 2003 test, we recognized an impairment of $585 million (pre-tax and after-tax) during the three months ended September 30, 2003. This impairment was due to a decrease in the fair value of Orion Power. This change in fair value is primarily due to: reduced projected commercialization opportunities related to our power generation assets; lower projected regulatory capacity values due to the lack of development of appropriate market structures; and a lower outlook for revenues from existing regulatory capacity markets; reduced long-term margins

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

from our existing portfolio as a result of lowering our estimates of the margins required to induce new capacity to enter the markets; lower market and comparable public company values data; and the level of working capital; partially offset by reductions in commercial, operational and support groups costs and lower projected operations and maintenance expense. As of September 30, 2003, we had remaining goodwill of $395 million.

     The internal cash flow analysis used in our July 2003 impairment analysis was over a period of 15 years with an assumed terminal value of our operations at the end of the analysis using a multiple of 7.5 as applied to EBITDA (earnings from continuing operations before depreciation and amortization, interest expense, interest income and income taxes). For this impairment test, these after-tax cash flows (excluding interest) were discounted back to the date of the analysis at a risk-adjusted discount rate of 9% in order to determine the fair value under the income approach. The income approach was weighted along with the market approach and comparable public company approach (which was weighted at 0%) to determine the fair value. Our internal cash flow analyses assumed that the demand for power in the regions in which we operate would rise at an average annual rate of approximately 2% over the next several years (depending on the region, the specific rate is projected to be somewhat higher or lower). This growth over time was assumed to result in decreasing reserve margins and increasing power generation margins. We assumed that margins would increase over time to a level such that new generation facilities will yield an after-tax rate of return on investment of 7.5% (depending on the region, estimated to be between 2008 and 2012). Our November 1, 2002 impairment test had assumed that power generation margins would increase over time to a level such that new generation facilities would be able to yield an after-tax rate of return on investment of 9%. This percentage was decreased due primarily to our belief that future construction of new generation facilities will likely be driven directly or indirectly by regulated utilities. As a result, we expect that power generation margins will increase over time to a level such that new generation facilities will yield an after-tax rate of return representative of a regulated utility's cost of capital (7.5%) rather than that of an independent power producer (9.0%), which was the basis for the November 2002 analysis.

     We plan to perform our annual goodwill impairment test effective November 1, 2003. If actual results of operations are worse than projected or our market outlook changes, we could have additional impairments of goodwill and impairments of our property, plant and equipment in future periods, which, in turn, could have a material adverse effect on our results of operations. Additionally, our ongoing evaluation of our business could lead to decisions to mothball, retire or dispose of assets. Any of these events could result in additional impairment charges related to goodwill and property, plant and equipment.

(7)  DERIVATIVE FINANCIAL INSTRUMENTS

     Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. If certain conditions are met, an entity may designate a derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability (fair value hedge) or (b) the exposure to variability in expected future cash flows (cash flow hedge). This statement requires that a derivative be recognized at fair value in the balance sheet whether or not it is designated as a hedge. For a derivative that is designated as a cash flow hedge and depending on its effectiveness, changes in fair value are deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes. For a derivative that is designated as a fair value hedge, changes in fair value of the hedge, as well as the hedged item, are recorded as unrealized gains or losses. For a derivative not designated as a hedge, the gain or loss is recognized in earnings in the period it occurs. Derivative contracts meeting the normal purchases and normal sales exception of SFAS No. 133 are not subject to the requirements of the statement. During the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002 and the nine months ended September 30, 2003, we did not enter into any fair value hedges, and as of December 31, 2002 and September 30, 2003, we had no fair value hedges.

     During the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002 and the nine months ended September 30, 2003, we recognized no hedge ineffectiveness from derivatives that are designated and qualify as cash flow hedges, including interest rate swaps (see note 8). For the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002 and the nine months ended

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

September 30, 2003, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that a forecasted transaction will not occur, we immediately recognize in net income
(loss) the deferred gains and losses recognized in accumulated other comprehensive income (loss). The associated hedging instrument is then marked to market through earnings for the remainder of the contract term. For the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002 and the nine months ended September 30, 2003, there were no deferred gains or losses recognized in income as a result of the discontinuance of cash flow hedges because it was probable that the forecasted transaction would not occur. Once the forecasted transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income
(loss) is reclassified and included in our consolidated statements of operations under the captions (a) fuel expenses, in the case of fuel purchase transactions,
(b) revenues, in the case of electric power sales and purchase transactions and financial electric power derivatives and (c) interest expense, in the case of interest rate derivative transactions. As of September 30, 2003, we expect $6 million of losses, net of tax, in accumulated other comprehensive income (loss) to be reclassified into earnings during the period from October 1, 2003 to September 30, 2004. For discussion of our interest rate derivative instruments, see note 8.

(8)  BANKING OR CREDIT FACILITIES, NOTES AND OTHER DEBT

    The following table presents our debt outstanding to third parties as of December 31, 2002 and September 30, 2003:

                                                        DECEMBER 31, 2002                     SEPTEMBER 30, 2003
                                           ----------------------------------------  --------------------------------------
                                               WEIGHTED                                 WEIGHTED
                                               AVERAGE                                  AVERAGE
                                            INTEREST RATE                            INTEREST RATE
                                                 (1)        LONG-TERM    CURRENT(2)       (1)       LONG-TERM    CURRENT(2)
                                            -------------   ----------   ----------  -------------  ----------   ----------
                                                               (IN MILLIONS, EXCEPT INTEREST RATES)
BANKING OR CREDIT FACILITIES AND NOTES
Orion Power senior notes ..................      12.0%      $      400   $       --      12.0%      $      400   $       --
Orion MidWest and Orion NY credit
  agreements:

  Orion MidWest and Orion NY term loans ...      3.96            1,211          109      3.65            1,196           58
  Orion MidWest revolving working capital
     facility .............................      3.92               --           51      5.50               --           45
  Orion NY revolving working capital
     facility .............................        --               --           --        --               --           --
Liberty credit agreement:
  Floating rate debt ......................      3.02               --          103      2.36               --           97
  Fixed rate debt .........................      9.02               --          165      9.02               --          165
OTHER
Adjustment to fair value of debt (3) ......        --               66            8        --               60            8
Capital lease .............................       6.2                1           --       6.2                1           --
Adjustment to fair value of interest rate
  swaps (3) ...............................        --               46           18        --               36           13
                                                            ----------   ----------                 ----------   ----------
  Total debt ..............................                 $    1,724   $      454                 $    1,693   $      386
                                                            ==========   ==========                 ==========   ==========

-----------------
(1) The weighted average interest rate is for borrowings outstanding as of December 31, 2002 or September 30, 2003, as applicable.

(2) Includes amounts due within one year of the date noted, as well as loans outstanding under revolving working capital facilities classified as current liabilities. Of the amount shown as current under the Liberty Credit Agreement, $9 million matures in the next twelve months as of September 30, 2003. The entire balance outstanding under this credit agreement has been classified as current. See below for further discussion.

(3) Debt and interest rate swaps acquired in the Orion Power acquisition by Reliant Resources were adjusted to fair market value as of the acquisition date. Included in the adjustment to fair value of debt is $68 million related to the Orion Power senior notes as of September 30, 2003. Included in the adjustment to fair value of interest rate swaps is $29 million and $20 million related to the Orion MidWest and Orion NY credit facilities, respectively, as of September 30, 2003. Included in interest expense is amortization of $2 million and $2 million for valuation adjustments for debt and $7 million and $4 million for valuation adjustments for interest rate swaps, respectively, for the three months ended September 30, 2002 and 2003. Included in interest expense is amortization of $4 million and $6 million for valuation adjustments for debt and $17 million and $15 million for valuation adjustments for interest rate swaps, respectively, for the periods from February 20, 2002 through September 30, 2002 and the nine months ended September 30, 2003, respectively. These valuation adjustments are being amortized over the respective remaining terms of the related financial instruments.

     Restricted Net Assets of Subsidiaries. Certain of our subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of our subsidiaries as of December 31, 2002 is approximately $2.2 billion. Such restrictions are on the net assets of Orion Capital, Liberty and LEP. Orion MidWest and Orion NY are indirect wholly-owned subsidiaries of Orion Capital.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

BANKING OR DEBT FACILITIES AND NOTES

    The following table provides a summary of the amounts owed and amounts available as of September 30, 2003 under our various committed credit facilities and notes:

                                                                                     COMMITMENTS
                                             TOTAL                LETTERS            EXPIRING BY
                                           COMMITTED    DRAWN       OF      UNUSED   SEPTEMBER 30,  PRINCIPAL AMORTIZATION AND
                                            CREDIT      AMOUNT    CREDIT    AMOUNT      2004         OMMITMENT EXPIRATION DATE
                                           ---------   --------   -------   -------  ------------  ------------------------------
                                                            (IN MILLIONS)
Orion Power senior notes..................  $    400   $   400    $    --   $    --   $     --     May 2010
Orion MidWest and Orion NY credit
agreements:

  Orion MidWest and Orion NY term loans...     1,254      1,254        --        --         58     December  2003 -- October 2005
  Orion MidWest revolving working capital
     facility.............................        75         45        17        13         --     October 2005
  Orion NY revolving working capital
    facility..............................        30         --        --        30         --     October 2005
Liberty credit agreement  (1).............       284        262        17         5          9     October 2003 -- April 2026
                                            --------   --------   -------   -------   --------
Total.....................................  $  2,043   $  1,961   $    34   $    48   $     67
                                            ========   ========   =======   =======   ========

-----------------
(1) As discussed below and in note 9, the unused amount is currently not available to Liberty.

     Liberty Credit Agreement. In July 2000, LEP and Liberty, indirect wholly-owned subsidiaries of Orion Power, entered into a credit agreement, that provided for (a) a construction/term loan in an amount of up to $105 million;
(b) an institutional term loan in an amount of up to $165 million; (c) a debt service reserve letter of credit facility of $17 million; (d) a revolving working capital facility for an amount of up to $5 million; and (e) an equity bridge loan in an amount of up to $41 million. In May 2002, the construction loans were converted to term loans. On the conversion date, Orion Power made the required cash equity contribution of $30 million into Liberty, which was used to repay a like amount of equity bridge loans advanced by the lenders. A related $41 million letter of credit furnished by Orion Power as credit support was returned for cancellation. The outstanding borrowings related to the Liberty credit agreement are non-recourse to Orion Power. Liberty is currently not permitted to borrow under the working capital facility (see note 9).

     For additional information regarding the Liberty credit agreement, the default under the Liberty credit agreement, and related issues and concerns, see note 9. Given that Liberty is currently in default under the credit agreement, we have classified the debt as a current liability. We are not in default under our other current debt agreements due to the credit agreement default at Liberty.

INTEREST RATE DERIVATIVE INSTRUMENTS

    In connection with our acquisition by Reliant Resources, the existing interest rate swap contracts for the Orion MidWest credit agreement and the Orion NY credit agreement were bifurcated into a debt component and a derivative component. The fair values of the debt components, approximately $59 million for the Orion MidWest credit agreement and $31 million for the Orion NY credit agreement, were based on our incremental borrowing rates at the acquisition date for similar types of borrowing arrangements. The value of the debt component is amortized to interest expense as interest rate swap payments are made. See note 7 regarding our derivative financial instruments.

    We are party to interest rate swap contracts that hedge the floating interest rate risk associated with floating rate long-term debt on portions of our Orion MidWest and Orion NY credit facilities. As of September 30, 2003, the interest rate swap contracts had a total notional amount of $300 million on the Orion MidWest credit facility with an average maturity of 3.7 years and an average fixed rate of approximately 7.7 percent. As of September 30, 2003, the interest rate swap contracts had a total notional amount of $250 million on the Orion NY credit facility with an average maturity of 4.2 years and an average fixed rate of approximately 7.1 percent. These swaps are designated as cash flow hedges under SFAS No. 133 and the periodic settlements are recognized as an adjustment to interest expense in our consolidated statements of operations over the term of the swap agreements. See note 7 for further discussion of our cash flow hedges.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

(9)  COMMITMENTS AND CONTINGENCIES

LITIGATION AND CLAIMS

     We are involved in a number of legal, environmental and other proceedings before courts and governmental agencies. Although we cannot at this time predict the ultimate outcome of a number of these lawsuits, proceedings and investigations, many of the matters described in this note involve substantial claim amounts which, in the event of an adverse judgment, could have a material adverse effect on our financial condition, results of operations and cash flows.

TOLLING AGREEMENT FOR LIBERTY'S GENERATING STATION

     LEP owns a 530 megawatt combined cycle gas fired power generation facility (the Liberty generating station). Liberty financed substantially all of the construction costs of the Liberty generating station through borrowings under a credit agreement of which $262 million is outstanding as of September 30, 2003. Borrowings under the Liberty credit agreement, which are non-recourse to us and our affiliates (other than LEP and Liberty), are secured by pledges of the assets of the Liberty generating station and of the ownership interests in LEP. The pledge includes a pledge of LEP's rights under a now-terminated long-term tolling agreement. The tolling agreement formerly provided for the purchase and sale of all of the electric energy, capacity and ancillary services of the Liberty generating station.

     In July 2003, the counterparty under the tolling agreement, NEGT Energy Trading -- Power, L.P. (formerly known as PG&E Energy Trading-Power, L.P.) (ET Power), filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In August 2003, the federal bankruptcy court issued an order rejecting the tolling agreement at the request of ET Power, which had the effect of terminating it.

     The bankruptcy filing of ET Power and National Energy & Gas Transmission, Inc. (formerly known as PG&E National Energy Group, Inc.) (NEGT), the parent corporation of ET Power and a guarantor of ET Power's obligations under the tolling agreement, and the related termination of the tolling agreement have had, among other things, the following consequences:

     o the bankruptcy filings constitute an event of default under the Liberty credit agreement;

     o under the terms of the Liberty credit agreement, Liberty's lenders are currently entitled to control disbursement of funds by Liberty, accelerate the maturity date of the debt of the Liberty credit agreement and/or foreclose upon the lenders' security interests in LEP's assets;

     o as a result of the termination of the tolling agreement, and in light of current market conditions, LEP does not expect to have sufficient cash flow to pay all of its expenses and to post the collateral required to buy fuel or in respect of the gas transportation agreements, and, at the same time, meet debt service obligations; Liberty received a temporary deferral until January 2004 from its lenders for the quarterly principal and interest installment that was due in October 2003 which aggregated $7 million; however, that temporary deferral does not extend to future payments with the next installment being due January 2004; and

     o Liberty is considering a variety of options, including permitting its lenders to exercise their pledges and other security interests to assume ownership of the Liberty generating station or negotiating a possible restructuring of the terms of the Liberty credit agreement or filing for reorganization under the bankruptcy laws.

     An event of default under the Liberty credit agreement does not constitute an event of default under any other of our debt agreements. Likewise, a bankruptcy or reorganization of Liberty would not constitute an event of default under our other debt agreements. As of November 1, 2003, the lenders under the Liberty credit agreement have not exercised their default remedies with the exception of assuming control of Liberty's disbursement of funds. However, there can be no assurance that the lenders will continue to refrain from exercising such rights. Also, as of

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

November 1, 2003, the lenders have allowed Liberty to continue to pay all operating costs of Liberty, including reimbursement to Reliant Resources and its affiliates for certain out-of-pocket costs related to Liberty.

     In July 2003, LEP demanded that ET Power pay it a termination fee in connection with the rejected tolling agreement in the amount of $177 million. LEP has also demanded that ET Power pay its pre-petition tolling fees of approximately $5 million. In addition, LEP submitted a demand for payment by Gas Transmission Northwest Corporation (formerly known as PG&E Gas Transmission, Northwest Corporation) (GTN), a guarantor of ET Power, under its $140 million aggregate guaranty issued with respect to the tolling agreement. GTN is a subsidiary of NEGT and an affiliate of ET Power that did not file for protection under the bankruptcy laws. In September 2003, LEP filed a lawsuit in Texas federal district court against GTN seeking payment of such amounts. NEGT, GTN and ET Power subsequently filed a claim against LEP in US bankruptcy court in Maryland, where NEGT's and ET Power's case is pending, seeking to stay or enjoin LEP's Texas lawsuit. ET Power also asserted a claim in the amount of $108 million as a termination payment from LEP under the tolling agreement. In its lawsuit, ET Power also reserved the right to draw upon a $35 million letter of credit provided by LEP to ET Power in support of its obligations under the tolling agreement. The $35 million letter of credit is outstanding, having been issued under the senior secured revolver of Reliant Resources. In the event of a draw under the letter of credit by ET Power, Reliant Resources would be required to reimburse the issuing bank for the amount of the draw and, in turn, Reliant Resources would have an unsecured subrogation claim against LEP. In addition, due to the termination of the tolling agreement, Liberty has discontinued the amortization of its contractual rights and obligations related to the tolling agreement.

     Although LEP intends to vigorously prosecute its claim and defend against the lawsuit filed in Maryland bankruptcy court, there can be no assurance that GTN, ET Power or NEGT would promptly pay any award or how much, if anything, could be recovered from GTN, ET Power or NEGT. Any amounts recovered from these entities would be applied as provided under the Liberty credit agreement to prepay debt unless the lenders otherwise agree. A termination payment may also result in taxable income to Reliant Resources. The resultant possible tax liability would not be reimbursed by Liberty without agreement from Liberty's lenders.

     At December 31, 2002 and September 30, 2003, we evaluated the Liberty generating station and the related tolling agreement for impairment. Based on our analyses, there were no impairments.

     If, however, the lenders foreclose on LEP and/or the Liberty generating station, we could incur a pre-tax loss of an amount up to our recorded net book value, with the potential of an additional loss due to an impairment of goodwill to be allocated to LEP, as a result of the foreclosure. As of September 30, 2003, the combined net book value of LEP and Liberty was $358 million, excluding the non-recourse debt obligations of $262 million.

PROVIDER OF LAST RESORT AGREEMENTS

    In connection with our acquisition of seven facilities located in Ohio and western Pennsylvania in April 2000, we entered into two provider of last resort contracts with Duquesne Light Company (DLC). Under these contracts, we are obligated for a specific period to provide energy to DLC to meet its obligations to satisfy the demands of any customer in the DLC service area that does not elect to buy energy from a competitive supplier as allowed by the Pennsylvania state deregulatory initiatives or that elects to return to DLC as the designated provider of last resort. Under these contracts, we must provide all of the energy necessary to meet the contractual requirements with no minimum and no maximum quantity, and DLC must buy all of the energy needed to satisfy its provider of last resort obligation from us.

    The provider of last resort contracts are wholesale contracts between DLC and us, and we have no responsibility for selling energy directly to the related retail customers. Therefore, we have no involvement in billing retail customers or collecting amounts owed by retail customers.

    Under the initial provider of last resort contract (the POLR I Agreement), the prices we receive are a specified portion of DLC's current retail rates, which have been approved by the Pennsylvania Public Utility Commission (PAPUC).

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

    The POLR I Agreement continues in effect for each rate class until the amount of DLC's stranded costs allocated to that rate class have been recovered through the surcharge being added to each customer's monthly bill. For most rate classes, all stranded costs have already been recovered; therefore, the provider of last resort obligation under the POLR I Agreement is satisfied for these rate classes.

    Upon completion of stranded cost recovery for any rate class, the energy requirements of such rate class are then provided under the second provider of last resort contract (the POLR II Agreement) between DLC and us until December 31, 2004. The POLR II Agreement becomes effective for each DLC retail customer class as that class comes off the retail tariff that relates to the POLR I Agreement. Except for one rate class, the POLR I agreement is completely phased out. The POLR II Agreement differs from the originally applicable tariff and the POLR I Agreement in certain respects, including:

     o the penalty for failure to deliver energy, which causes DLC to reduce energy provided to consumers, is expected to be reduced from $1,000 to $100 per megawatt hour of shortfall under most circumstances (which penalty is still in addition to imbalance charges based on the applicable tariff rates, and out-of-pocket costs incurred by DLC, payable by us under both POLR Agreements with respect to such shortfall); and

     o we are paid rates that are approximately 5 to 7 percent higher per megawatt hour, although the actual increase depends on actual demand in each rate class.

    Given the historical demand for energy from provider of last resort customers and the historical energy generation from our assets located in Ohio, Pennsylvania and West Virginia, we generally expect to produce more energy than needed to meet our provider of last resort obligations under the POLR Agreements. We will attempt to sell this excess energy into the market. The provider of last resort demand, however, will fluctuate on a continuous, real-time basis, and will likely peak during summer and winter, on weekdays, and during some hours of the day. This could cause the provider of last resort demand to be greater than the amount of energy we are able to generate at any given moment. As a result, we may need to purchase energy from the market to cover our contractual obligations. This is likely to occur at times of higher market prices, although the price we receive will be determined as described above and will not fluctuate with the market. This situation could also arise or worsen if we have operational problems at one or more of our generating facilities that reduce their ability to produce energy. Failure to provide sufficient energy could give rise to penalties under both the POLR I and POLR II Agreements. A severe under-delivery of energy that forces DLC to deny some customers energy could give rise to penalties of $1,000 per megawatt hour under the POLR I Agreement $1,000 or $100 per megawatt hour under the POLR II Agreement, depending upon the circumstances of such under-delivery (which penalty is still in addition to imbalance charges based on the applicable tariff rates, and out-of-pocket costs incurred by DLC, payable by us under both POLR Agreements with respect to such shortfall). As the number of rate classes eligible for provider of last resort service under the POLR I Agreement decreases, we will be potentially entitled to the reduced damages of $100 per megawatt hour under the POLR II Agreement with respect to more rate classes, so we believe that the risk of $1,000 per megawatt hour damages decreased appreciably as more rate classes transitioned to the POLR II Agreement.

    In addition to providing energy to DLC under the POLR I and POLR II Agreements, we provide certain ancillary services to DLC under a separate ancillary services agreement. We provide the amount of such services necessary to meet specified shares of the DLC service territory's requirements for regulation and operating reserve at fixed rates per kilowatt per month for each such service. We provide another ancillary service under this agreement, reactive supply and voltage control, and receive a defined percentage of the revenues that DLC receives from its customers for this service. Failure to provide the required amount of such services obligates us to pay certain market damages with respect to any shortfall.

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

CAPACITY SALE AND TOLLING AGREEMENT

     On November 18, 1998, Carr Street, a 102 megawatt natural gas-fired facility in upstate New York entered into a Capacity Sale and Tolling Agreement (the sales agreement) with Constellation Power Source (CPS) for a period of five years. Under the terms of the Sales Agreement, CPS provides all fuel to the Carr Street facility and receives from the facility all of the capacity, electric energy and other products generated by the facility. As consideration, Carr Street receives capacity payments, electric revenue based on the amount of electric energy produced and sold to CPS and certain start-up fees. The minimum required payment to be received by Carr Street is approximately $4 million in 2003. During the three and nine months ended September 30, 2003, approximately $1 million and $3 million has been recognized in operating revenues, respectively. The sales agreement expires December 1, 2003. We are currently negotiating other possible tolling agreements upon the expiration of the current tolling agreement. If we are unsuccessful in negotiating a similar long-term agreement prior to the expiration of the sales agreement, we are preparing to sell capacity and energy generated from Carr Street into the merchant energy market.

GUARANTEE

     Together with certain of Reliant Resources' other subsidiaries, Orion Power and certain of its subsidiaries are guarantors of the obligations under Reliant Resources' Amended and Restated Credit and Guaranty Agreement dated as of March 28, 2003, subject to certain limitations under the Orion Power 12% Senior Note Indenture. These limitations limit the amount of our guarantee based on a fixed charge coverage ratio, consolidated tangible assets and a restricted payment ceiling test, under the Orion Power 12% Senior Note Indenture. Additionally, Orion Power is the only limited guarantor of the obligations under Reliant Resources' senior secured notes issued in July 2003, subject to the same limitations. None of Orion Power's subsidiaries guarantee Reliant Resources' senior secured notes.

     Reliant Resources has calculated the aggregate amount permitted to be guaranteed under both the guarantee for our March 2003 credit facility and the guarantee for our senior secured notes to be approximately $1.1 billion.

     Both Reliant Resources' March 2003 credit facility and its senior secured notes restrict Orion Power's and its subsidiaries' ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. Our failure to comply with these restrictions could result in an event of default under the Reliant Resources March 2003 credit facility or its senior secured notes that, if not cured or waived, could result in Reliant Resources being required to repay its borrowings before their due date.

COLLATERAL POSTING PROVIDED BY RELIANT RESOURCES

     As a result of our credit rating downgrades in the first quarter of 2003, collateral requirements, which are based on a contractual provision relating to creditworthiness and market exposure, were triggered pursuant to a provision in a power contract between Orion MidWest and one of its customers, which required us to provide collateral of approximately $16 million. On July 30, 2003, this collateral was posted by Reliant Resources on Orion MidWest's behalf. There is no obligation by Orion MidWest to repay this collateral to Reliant Resources. As of September 30, 2003, there have been no changes to the collateral posted by Reliant Resources on Orion MidWest's behalf.

PROPERTY TAX AGREEMENT WITH NIAGARA MOHAWK

     In connection with the acquisition of the hydroelectric assets, Orion NY entered into a tax savings sharing agreement with Niagara Mohawk. As part of this agreement, Niagara Mohawk will receive 25 percent of any funds received by Orion NY from the settlement of property tax litigation filed for the tax years 1994 through 1999, after expenses, not to exceed $20 million. Upon receipt of a settlement from the appropriate taxing authority, we will recognize a liability due to Niagara Mohawk for their 25 percent portion of the settlement proceeds. Orion NY has received favorable tax rulings from eleven local jurisdictions. Approximately $800,000 was paid to Niagara Mohawk in February 2002. There are four more property tax jurisdictions for which judgment from the local tax

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

authorities is pending. Upon settlement of the disputes in these remaining jurisdictions, obligations under this agreement will terminate.

ENVIRONMENTAL MATTERS

    Orion Power is liable under the terms of a consent order issued in 2000 with the New York State Department of Environmental Conservation (NYSDEC) for past releases of petroleum and other substances at two of its generation facilities. Based on our evaluations with assistance from third-party consultants and engineers, we have developed remediation plans for both facilities. As of September 30, 2003, we have recorded the estimated liability for the remediation costs of $7 million, which we expect to pay out through 2006.

    Under a separate consent order issued by the NYSDEC in 2000, Orion Power is required to evaluate certain technical changes to modify the intake cooling system of one of its plants. Orion Power and the NYSDEC will discuss the technical changes to be implemented. Depending on the outcome of these discussions, including the form of technology ultimately selected, we estimate that capital expenditures necessary to comply with the order could equal or exceed $65 million. We expect to begin construction on a portion of the cooling water intake in 2004.

    Orion Power is responsible for environmental liabilities associated with the future closure of three ash disposal sites in Pennsylvania. As of September 30, 2003, the total estimated liability determined by management with assistance from third-party engineers and recorded by Orion Power for these disposal sites was $11 million, of which $1 million is to be paid over the next five years.

    In April 2003, the Group Against Smog and Pollution (GASP), a private citizens organization, notified the Allegheny County Health Department (ACHD) and Pennsylvania Department of Environmental Protection (PDEP) of GASP's intent to initiate an action under the citizens' suit provisions of the state and federal clean air laws to compel Orion Power to comply with ACHD air quality regulations at one of its plants. Under applicable PDEP environmental regulations, potential penalties in an action for past violations could exceed $100,000. We are currently in discussions with GASP in an effort to resolve the issue, but the outcome cannot be predicted at this time.

    On an ongoing basis, we monitor our compliance with environmental laws. Due to the uncertainties associated with environmental compliance and remediation activities, future costs of compliance or remediation could be higher or lower than the amounts currently estimated and/or accrued.

REGULATORY

     On March 26, 2003, the FERC instituted proceedings directing RES and BP Energy (BP) to show cause why their market-based rate authority should not be revoked. RES provides services to us pursuant to a services agreement. See note 3 to our annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for further discussion of the services agreement. These proceedings arose in connection with certain actions taken by one of RES's employees and one of BP's employees relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by us.

     In October 2003, the FERC issued an order approving an agreement with certain subsidiaries of Reliant Resources to settle inquiries, investigations, and proceedings instituted by the FERC in connection with the FERC's ongoing review of western energy markets. The settlement, resolved, among other matters, the show cause proceeding instituted in March 2003 regarding certain trades that had been conducted with BP Energy. Under the terms of the settlement, RES will retain the ability to make sales of power at market-based rates.

OTHER

     A few of the Orion MidWest facilities and all of the Orion NY facilities went off line during the northeast blackout on Thursday, August 14, 2003. All but one of the units affected were returned to service on the evening of

August 15, 2003 and the remaining unit was available on August 16, 2003. The affected units sustained minimal damage and there was no significant impact on our financial condition, results of operations or cash flows as a result of the blackout.




                                      * * *

                  MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                                    Overview

     We own and operate electric generation facilities in New York, Ohio, Pennsylvania and West Virginia with an aggregate generating capacity of 6,721 megawatts, as of September 30, 2003. We typically sell our wholesale products to electric power retailers, which are the entities that supply power to consumers. Power retailers include independent system operators, regulated utilities, municipalities, energy supply companies, cooperatives, and retail "load" or customer aggregators.

     On February 19, 2002, the outstanding shares of common stock of Orion Power were acquired by merger (the Merger) by a wholly-owned subsidiary of Reliant Resources, Inc. (Reliant Resources). The transaction resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand. As a result of the Merger, we became a wholly-owned subsidiary of Reliant Resources.

     Reliant Resources accounted for the acquisition as a purchase with assets and liabilities of Orion Power reflected at their estimated fair values. The fair value adjustments related to the acquisition, which have been pushed down to us, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred income taxes. For additional information regarding the acquisition, please see note 5 to our consolidated interim financial statements (interim financial statements).

     Similar to other wholesale power generators, we typically sell three types of products: energy, capacity, and ancillary services. Energy refers to the actual electricity generated by our facilities and sold to intermediaries for ultimate transmission and distribution to consumers of electricity. Capacity refers to the physical capability of a facility to produce energy. Ancillary services generally are support products used to ensure the safe and reliable operation of the electric power supply system.

                       CONSOLIDATED RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2002.

     Revenues. Our revenues were $404 million for the three months ended September 30, 2003 as compared to $421 million for the three months ended September 30, 2002. The decrease of $17 million is primarily due to:

     o an $18 million decrease in energy revenues at our MidWest facilities due to decreased power prices and decreased power generation driven by milder temperatures;

     o a $9 million decrease in revenues at our Liberty generating station, which is the net of a $12 million decrease in capacity revenues, a $7 million increase in energy revenues and a $4 million decrease in amortization of contractual rights and obligations. Prior to July 2003, the Liberty generating station operated under a tolling agreement, whereby the revenues generated were based on capacity sold. As a result of the termination of the tolling agreement in July 2003, Liberty now operates as a merchant plant and has discontinued the amortization of the contractual rights and obligations. (See note 9 to our interim financial statements); and

     o an $18 million decrease in revenues due to lower amortization of contractual rights and obligations at our MidWest facilities. As a result of Reliant Resources' acquisition of us, the fair value of these contracts was pushed down to our balance sheet as of the acquisition date and is being amortized over the life of the contracts.

     These were partially offset by:

     o a $6 million increase in revenue at our hydroelectric facilities due to an increase in power generated resulting from increased precipitation; and

     o a $21 million increase in revenues at the New York City facilities due to an increase in power prices.

     Operating expenses. Our operating expenses consisted of fuel expenses, purchased power, operations and maintenance expenses, general, administrative and development expenses, taxes other than income taxes (principally property taxes), goodwill impairment and depreciation and amortization expense.

     Fuel. Fuel expenses were $152 million for the three months ended September 30, 2003 as compared to $130 million for the three months ended September 30, 2002. The increase of $22 million results primarily from:

     o a $7 million increase in fuel expense at our Liberty generating station due to the termination of the tolling agreement. Prior to July 2003, the Liberty generating station operated under a tolling agreement, whereby the tolling counterparty purchased all the fuel consumed. As a result of the termination of the tolling agreement in July 2003, Liberty must purchase fuel to operate the station as a merchant plant. (see note 9 to our interim financial statements); and

     o a $15 million increase in fuel expenses at our New York City facilities due to higher fuel prices.

     Purchased power. Purchased power expenses were $12 million for the three months ended September 30, 2003 as compared to $26 million for the three months ended September 30, 2002. The $14 million decrease is primarily due to reduced POLR load obligation driven by milder temperatures at our MidWest facilities during the three months ended September 30, 2003.

     Operations and maintenance. Operations and maintenance expenses were $49 million for the three months ended September 30, 2003 as compared to $57 million for the three months ended September 30, 2002. The decrease of $8 million is primarily due to decreased planned gas turbine overhauls and general maintenance at the New York City facilities during the three months ended September 30, 2003.

     General, administrative and development. General, administrative and development expenses were $20 million for the three months ended September 30, 2003 as compared to $11 million for the three months ended September 30, 2002. The increase of $9 million is primarily due to a $14 million increase in corporate, support services and other common costs allocations from affiliates during the three months ended September 30, 2003. See note 3 to our interim financial statements. For the three months ended September 30, 2003, the total amount of support services costs allocated to us by REWSC was $14 million, of which, $4 million was billed and $10 million was recorded as a non-cash equity contribution from Reliant Resources. During the three months ended September 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no costs were allocated by REWSC to us. This was partially offset by a decrease in general, administrative and development expenses due to workforce reductions and cost reduction efforts associated with the closure of the Baltimore office and the consolidation of operations from the Merger.

     Taxes other than income taxes. Taxes other than income taxes were $19 million for the three months ended September 30, 2003 as compared to $18 million for the three months ended September 30, 2002. The increase of $1 million is primarily due to an increase in property tax rates at the New York City facilities.

     Goodwill impairment. Goodwill impairment expense was $585 million for the three months ended September 30, 2003 due to the impairment analysis performed in accordance with SFAS No. 142, as of July 1, 2003. See note 6 to our interim financial statements.

     Depreciation and amortization. Depreciation and amortization expense was $42 million for the three months ended September 30, 2003 as compared to $39 million for the three months ended September 30, 2002. The increase of $3 million is primarily due to adjustments in the fair value of our property, plant and equipment and emissions allowances amortization in the fourth quarter of 2002 as a result of finalizing these amounts related to the Merger (see note 5 to our interim financial statements).

     Interest and other income. Interest and other income was $3 million for the three months ended September 30, 2003 as compared to $2 million for the three months ended September 30, 2002. The increase of $1 million is primarily attributable to a $2 million insurance settlement received for our MidWest facilities offset by a decrease in interest income due to a decrease in cash on deposit to earn interest in 2003 as compared to 2002.

     Interest expense. Interest expense was $36 million for the three months ended September 30, 2003 as compared to $40 million for the three months ended September 30, 2002. The decrease of $4 million is primarily a result of lower average debt balances outstanding during the period and the expiration of higher fixed for floating interest rate swap contracts in December 2002 and in 2003. The expiration of the interest rate swaps had the effect of decreasing interest expense, as the floating rates are lower than the fixed rates.

     Income tax expense. For the three months ended September 30, 2003, our effective tax rate was not meaningful, due to our goodwill impairment charge of $585 million, which is non-deductible for income tax purposes. The effective tax rate without the goodwill impairment would have been 37.7% as compared to the three months ended September 30, 2002, our effective tax rate was 39.7%. The decrease in the effective tax rate is primarily due to the effect of New York Empire Zone tax credits and lower state income taxes relative to the amount of pre-tax income.

     Net (loss) income. As a result of the above factors, we recorded a net loss of $537 million for the three months ended September 30, 2003 as compared to net income of $61 million for the three months ended September 30, 2002.

NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE PERIODS JANUARY 1, 2002 THROUGH FEBRUARY 19, 2002 AND FEBRUARY 20, 2002 THROUGH SEPTEMBER 30, 2002.

     Revenues. Our revenues were $951 million for the nine months ended September 30, 2003 as compared to $122 million and $824 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. The increase of $5 million is primarily due to:

     o a $32 million increase in energy revenues at the New York City facilities due to an 18% increase in prices, slightly offset by a decline in volumes due to milder temperatures; and

     o a $16 million increase in revenues due to increased derivative hedging gains at our MidWest facilities.

     These were offset by:

     o a $10 million decrease in derivative gains on our fuel and power contracts for the New York City facilities;

     o a $22 million decrease in revenues due to lower amortization of contractual rights and obligations at our MidWest facilities. As a result of Reliant Resources' acquisition of us, the fair value of these contracts was pushed down to our balance sheet as of the acquisition date and is being amortized over the life of the contracts; and

     o an $18 million decrease in revenues at our MidWest facilities due to a 5% decrease in power prices.

     Operating expenses. Our operating expenses consisted of fuel expenses, purchased power, operations and maintenance expenses, general, administrative and development expenses, taxes other than income taxes (principally property taxes), goodwill impairment and depreciation and amortization expense.

     Fuel. Fuel expenses were $348 million for the nine months ended September 30, 2003 as compared to $43 million and $248 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. The increase of $57 million is primarily due to:

     o a $52 million increase in fuel expenses at the New York City facilities due to an increase in fuel prices, net of the effect of the amortization of contractual rights and obligations. As a result of Reliant Resource's acquisition, the fair value of these contracts was pushed down to our balance sheet as of the acquisition date and is being amortized over the life of the contracts; and

     o a $7 million increase in fuel expense at our Liberty generating station due to the termination of the tolling agreement. From the operational commencement date of May 24, 2002, the Liberty generating station was operated under a tolling agreement, whereby the tolling counterparty purchased all the fuel consumed. As a result of the termination of the tolling agreement in July 2003, Liberty must purchase fuel to operate the station as a merchant plant (see note 9 to our interim financial statements).

     Purchased power. Purchased power expenses were $33 million for the nine months ended September 30, 2003 as compared to $3 million and $48 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. The $18 million decrease is primarily due to reduced POLR load obligation driven by milder temperatures at our MidWest facilities.

     Operations and maintenance. Operations and maintenance expenses were $156 million for the nine months ended September 30, 2003 as compared to $22 million and $114 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. The increase of $20 million is primarily due to:

     o a $13 million increase at the New York City facilities primarily due to increased planned gas turbine overhauls and general maintenance in 2003; and

     o a $3 million increase due to Liberty generating station, which commenced operations in May 2002.

     General, administrative and development. General, administrative and development expenses were $69 million for the nine months ended September 30, 2003 as compared to $86 million and $25 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. The decrease of $42 million is primarily due to costs incurred related to the Merger. For the period January 1, 2002 through February 19, 2002, we recognized $46 million in severance paid to former executives of Orion Power, $29 million in legal and consulting fees related to our acquisition by Reliant Resources, and $1 million in deferred compensation expense relating to full vesting and payout of Orion Power stock options. Also contributing to the decrease in general, administrative and development expenses was the elimination of the former Orion Power corporate office in Baltimore and a reduction of general and administrative activity at the regional offices. These above items were partially offset by a $52 million increase in corporate, support services and other common costs allocations from affiliates during the nine months ended September 30, 2003. See note 3 to our interim financial statements. For the nine months ended September 30, 2003, the total amount of support services costs allocated to us by REWSC was $52 million, of which, $11 million was billed and $41 million was recorded as a non-cash equity contribution from Reliant Resources. During the nine months ended September 30, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no costs were allocated by REWSC to us.

     Taxes other than income taxes. Taxes other than income taxes were $53 million for the nine months ended September 30, 2003 as compared to $9 million and $43 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. Taxes other than income taxes increased $1 million as a result of increases in property tax rates at the New York City facilities, which were partially offset by a tax refund of $5 million received from a settlement.

     Goodwill impairment. Goodwill impairment expense was $585 million for the nine months ended September 30, 2003 due to the impairment analysis performed in accordance with SFAS No. 142, as of July 1, 2003. See note 6 to our interim financial statements.

     Depreciation and amortization. Depreciation and amortization expense was $116 million for the nine months ended September 30, 2003 as compared to $26 million and $92 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. The decrease of $2 million is primarily due to adjustments in the fair value of our property, plant and equipment and emissions allowances amortization in the fourth quarter of 2002 as a result of finalizing these amounts related to the Merger (see note 5 to our interim financial statements).

     Interest and other income. Interest and other income was $3 million for the nine months ended September 30, 2003 as compared to $1 million and $4 million for the periods from January 1, 2002 through February 19, 2002 and

February 20, 2002 through September 30, 2002, respectively. The decrease of $2 million is primarily attributable to lower cash on deposit to earn interest for the nine months ended September 30, 2003 compared to that in 2002.

     Interest expense. Interest expense was $110 million for the nine months ended September 30, 2003 as compared to $25 million and $93 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively. The decrease of $8 million is primarily a result of lower average debt balances outstanding during the period and the expiration of fixed for floating interest rate swap contracts in December 2002 and in 2003. The expiration of the interest rate swaps had the effect of decreasing interest expense as the floating rates are lower than the fixed rates.

     Income tax expense. For the nine months ended September 30, 2003, our effective tax rate was not meaningful, due to our goodwill impairment charge of $585 million, which is non-deductible for income tax purposes. The effective tax rate without the goodwill impairment would have been 31.3% as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, which had effective tax rates of 42.5% and 38.2%, respectively. The decrease in the effective tax rate is primarily due to an increase in the effect of the New York Empire Zone tax credits and a decrease in state income taxes relative to the amount of pre-tax income.

     Cumulative effect of accounting change, net of tax. The cumulative effect of accounting change, net of tax, for the nine months ended, September 30, 2003 was $2 million due to the implementation of SFAS No. 143 on January 1, 2003. See note 2 to our interim financial statements.

     Net (loss) income. As a result of the above factors, we recorded a net loss of $536 million for the nine months ended September 30, 2003 as compared to a net loss of $52 million and net income of $102 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, respectively.

                         LIQUIDITY AND CAPITAL RESOURCES

    The following table summarizes the net cash provided by (used in) operating, investing and financing activities:

                                 FORMER ORION            CURRENT ORION
                                --------------    ------------------------------
                                  JANUARY 1,      FEBRUARY 20,     FOR THE NINE
                                 2002 THROUGH     2002 THROUGH     MONTHS ENDED
                                 FEBRUARY 19,     SEPTEMBER 30,    SEPTEMBER 30,
                                     2002            2002               2003
                                 -------------    -------------    -------------
                                 (IN MILLIONS)             (IN MILLIONS)
Cash provided by (used in):
   Operating activities ......   $          13    $         (18)   $         108
   Investing activities ......             (50)             (79)             (43)
   Financing activities ......             (54)              14              (64)

NINE MONTHS ENDED SEPTEMBER 30, 2003 AS COMPARED TO JANUARY 1, 2002 THROUGH FEBRUARY 19, 2002 AND FEBRUARY 20, 2002 THROUGH SEPTEMBER 30, 2002.

Cash Provided by (Used in) Operating Activities.

     Net cash provided by operating activities for the nine months ended September 30, 2003 was $108 million as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, which provided $13 million and used $18 million of cash, respectively for a net use of $5 million during the combined period. The increase in cash provided by operating activities of $113 million is primarily due to:

     o a $76 million increase due to severance, legal and consulting expenses incurred during the period from January 1, 2002 through February 19, 2002, which were not incurred during the nine months ended September 30, 2003; and

     o a $28 million increase in cash flows related to changes in restricted cash.

Cash Used in Investing Activities.

     Investing activities for the nine months ended September 30, 2003 used $43 million of cash as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, which used $50 million and $79 million of cash, respectively. The $86 million decrease in cash used resulted from a reduction in capital spending primarily due to the completion of the Liberty generating station and the Brunot Island repowering project as well as the cancellation of major development projects during 2002.

Cash (Used in) Provided by Financing Activities.

     Financing activities for the nine months ended September 30, 2003 used $64 million of cash as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through September 30, 2002, which used $54 million and provided $14 million of cash, respectively. The $24 million increase in cash used resulted primarily from decreased net contributions from our stockholder, over amounts used to repay debt in 2002 as compared to 2003.

     As of September 30, 2003, cash and cash equivalents were $8 million and we had working capital of $39 million. Included in our working capital is the working capital deficit at Liberty Electric PA, LLC (Liberty) of $246 million, which includes debt of $262 million that is non-recourse to Orion Power. See notes 8 and 9 to our interim financial statements for further discussion regarding Liberty. It also includes current restricted cash of $206 million that can only be used pursuant to our credit agreements and to fund the business activities of the subsidiaries that hold our generating facilities located in New York City and Central New York, our hydroelectric facilities in upstate New York, the Liberty generating station and our generating facilities located in the MidWest.

    Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes (senior notes) due 2010. The senior notes are unsecured. Credit agreements entered into by Orion MidWest and Orion NY contain requirements that may restrict these entities from making dividends, loans or advances to Orion Power for future interest payments on the senior notes. If at the time such payments are due, dividends, loans or advances are restricted under the Orion NY and Orion MidWest credit agreements, and funds generated from Orion Power's other subsidiaries or from other sources are insufficient, payment default under Orion Power's senior notes may occur unless Reliant Resources elects to invest additional funds in Orion Power, which it is not obligated to do. On May 1 and November 1, 2003, Reliant Resources contributed $15 million and $20 million to Orion Power, respectively, as a partial funding of the semi-annual interest payment of $24 million on the senior notes on each of May 1 and November 1, 2003. See note 8 to our interim financial statements.

     See note 8 to our interim financial statements for a table that summarizes our credit capacity under our committed credit facilities at September 30, 2003.

Capital Requirements and Contingencies.

     Long-term debt includes the senior notes issued by Orion Power as well as the three credit facilities entered into by the operating subsidiaries: Orion NY, Orion MidWest and Liberty. Debt maturities and other obligations under various capital and operating leases, excluding Liberty (see below) and Orion Power, will be funded through cash provided by operations and revolving working capital facilities, as necessary.

Liberty Generating Station Contingency.

     The output of the Liberty generating station was contracted under a tolling agreement (which was rejected effective July 8, 2003) between Liberty Electric Power, LLC (LEP), an indirect wholly-owned subsidiary of Orion Power, and NGET Energy Trading -- Power, L.P (formerly known as PG&E Energy Trading-Power, L.P.) (ET Power). For information regarding Liberty's default under its credit facility and issues related to this tolling agreement, the financing of the Liberty generating station and other related contingencies, including foreclosure concerns, see notes 8 and 9 to our interim financial statements.

Credit Ratings.

     As of November 1, 2003, our credit ratings are as follows:

DATE ASSIGNED      RATING AGENCY        RATING DESCRIPTION        RATING
-------------      -------------        ------------------        ------
June 16, 2003      Moody's              B2, Stable outlook        Unsecured
June 10, 2003      Standard & Poor's    B-, Negative outlook      Unsecured
June 10, 2003      Standard & Poor's    B, Negative outlook       Corporate

     We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agencies. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

     We have been adversely impacted by our previous downgrades to sub-investment grade in connection with certain commercial agreements. In most cases, the consequences of rating downgrades are limited to the possible requirement by our counterparties that we provide credit support to them in the form of a pledge of cash collateral, a letter of credit or other similar credit support. We have been working with our various commercial counterparties to minimize the disruption to our normal commercial activities and to reduce the magnitude of the collateral we must post in support of our obligations to such counterparties.

     Our credit rating downgrades in the first quarter of 2003 also triggered a provision in a power contract between Orion MidWest and one of its customers, which required us to provide collateral of approximately $16 million. On July 30, 2003, this collateral was posted by Reliant Resources on Orion MidWest's behalf. There is no obligation by Orion MidWest to repay this collateral to Reliant Resources. As of September 30, 2003, there have been no changes to the collateral posted by Reliant Resources on Orion MidWest's behalf.


       CHANGES IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRONOUNCEMENTS

     For discussion regarding changes in accounting principles and new accounting pronouncements that impact us, see note 2 to our interim financial statements.



                                      * * *